Exhibit 4.7

FORM OF

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND CONSENT

This Amendment No. 1 to Credit Agreement and Consent (this “Amendment”) is entered into as of November 7, 2012 by and among Monitronics International, Inc., a Texas corporation (“Borrower”), Bank of America, N.A., individually and as administrative agent (the “Administrative Agent”), and the other financial institutions signatory hereto.

RECITALS

A.                                    Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of March 23, 2012 (the “Credit Agreement”).

B.                                    Borrower wishes to borrow $145,000,000 from Bank of America, N.A. (the “Incremental Lender”) to repay Indebtedness (including Revolving Credit Loans) incurred in connection with the purchase of approximately 93,000 subscriber accounts from Pinnacle Security (the “Acquisition”), to finance fees and expenses related to this Amendment and all related transactions, and for ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.  The Incremental Lender is willing to extend such incremental Term Loans, subject to the terms and conditions of this Amendment, in connection with the syndication of such incremental Term Loans to various Eligible Assignees.  This Amendment, the funding of such incremental Term Loans, the Acquisition and all related transactions are hereinafter collectively referred to as the “Transaction”.

C.                                    Borrower, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement and grant certain consents on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

2.                                      Interpretation.  The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3.                                      Amendments to Credit Agreement.  Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)                                 The defined terms “Acquisition Pro Forma”, “Acquisition Projections” and “Target” in Section 1.01 of the Credit Agreement are hereby deleted.

(b)                                 Section 2.06(a) of the Credit Agreement is hereby deleted and replaced with the following:

(a)                                 Term Loans.  The Borrower shall repay to the Term Lenders on the last day of each quarter an amount equal to 0.25% of the initial aggregate principal amount of each Term Loan (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04).  The final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(c)                                  Section 2.15 of the Credit Agreement is hereby deleted and replaced with the following:

(a)                                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $150,000,000 (less the amount of an increase in the Term Facility pursuant to Section 2.16) plus an additional amount if, after giving pro forma effect to the incurrence of such additional amount, the Consolidated Senior Secured Leverage Ratio is equal to or less than 2.75:1.00 (and assuming all such additional amounts were secured, whether or not so secured and calculated as if any incremental Revolving Credit Facility being initially provided on any date of determination were fully drawn on such date); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of five (less the amount of any requests to increase the Term Facility pursuant to Section 2.16) such requests, and (iii) all new Revolving Credit Commitments shall be on the same terms as the existing Revolving Credit Commitments except that such new Revolving Credit Commitments may have pricing that is greater than the pricing for the existing Revolving Credit Commitments (not taking into consideration customary arrangement, structuring, underwriting, commitment, upfront or similar fees payable in connection with such new Revolving Credit Commitments or in connection with any prior syndication of the Revolving Credit Commitments in effect on the Closing Date).  In the event that such pricing of the new Revolving Credit Commitments is greater than the existing Revolving Credit Commitments, then the pricing of the existing Revolving Credit Commitments shall be increased to the extent necessary so that such pricing is equal to the pricing of the new Revolving Credit Commitments.

(b)                                 Proposed Lenders.  Any proposed increase in the Revolving Credit Facility may be requested from existing Lenders, new prospective lenders who are Eligible Assignees (and who are approved by the Administrative Agent, which approval shall not be unreasonably withheld) or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and/or the Borrower.  Any Lender approached to provide all or a portion of the incremental Revolving Credit Facility may elect or decline, in its sole discretion, to provide an incremental Revolving Credit Facility.

(c)                                  Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the amount and effective date (the “Revolving Credit Increase Effective Date”) of such increase.

(d)                                 Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (1) a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (2) any consent of the Borrower reasonably requested by the Administrative Agent in connection with such increase under Section 2.15(f).  In furtherance of the foregoing, each of the parties hereto hereby agrees that the Administrative Agent shall reallocate the outstanding Revolving Credit Loans amongst the Lenders based on their respective Revolving Credit Commitments as may be reasonably necessary to ensure that all Revolving Credit Loans are held by the Lenders pro rata in accordance with their respective Revolving Credit Commitments.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

(f)                                   Amendments.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of the Revolving Credit Facility, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the new Revolving Credit Commitments evidenced thereby as provided for in the last paragraph of Section 10.01.  Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  Each new Lender shall deliver such incremental commitment agreements and other documentation as the Borrower and the Administrative Agent shall reasonably request.

(d)                                 Section 2.16 of the Credit Agreement is hereby deleted and replaced with the following:

(a)                                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Term Facility by an amount (for all such requests after November 7, 2012) not exceeding $150,000,000 (less the amount of an increase in the Revolving Credit Facility pursuant to Section 2.15) plus an additional amount if, after giving pro forma effect to the incurrence of such additional amount, the Consolidated Senior Secured Leverage Ratio is equal to or less than 2.75:1.00 (and assuming all such additional amounts were secured, whether or not so secured and calculated as if any incremental Revolving Credit Facility being initially provided on any date of determination were fully drawn on such date); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of five (less the amount of any requests to increase the Revolving Credit Facility pursuant to Section 2.15) such requests after November 7, 2012, and (iii) any new Term Loans may be part of the same or a different tranche of Term Loans and shall be on the same terms as the existing Term Loans except that such new Term Loans may have: (a) pricing that is greater than the pricing for the existing Term Loans by not more than 0.50% per annum (with any determination thereof taking into consideration any increase in the Eurodollar Rate floor or original issue discount or upfront or similar fees, with each of the foregoing being equated to such pricing in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year life to maturity, but not taking into consideration customary arrangement, structuring, underwriting, commitment or similar fees) unless the Borrower elects to increase the pricing for the existing Term Loans to the extent necessary so that the pricing for the new Term Loans is not more than 0.50% per annum higher than the pricing for the existing Term Loans, (b) pricing that is lower than the pricing for the existing Term Loans (with any determination thereof taking into consideration any decrease in the Eurodollar Rate floor or original issue discount or upfront or similar fees, with each of the foregoing being equated to such pricing in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year life to maturity, but not taking into consideration customary arrangement, structuring, underwriting, commitment or similar fees), and (c) later maturities or less amortization than the existing Term Loans.

(b)                                 Proposed Lenders.  Any proposed increase in the Term Facility may be requested from existing Lenders, new prospective lenders who are Eligible Assignees (and who are approved by the Administrative Agent, which approval shall not be unreasonably withheld) or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and/or the Borrower.  Any Lender approached to provide all or a portion of the incremental Term Facility may elect or decline, in its sole discretion, to provide an incremental Term Facility.

(c)                                  Effective Date and Allocations.  If the Term Facility is increased in accordance with this Section, the Administrative Agent shall promptly notify the Borrower and the Term Lenders of the amount and effective date (the “Term Increase Effective Date”) of such increase.

(d)                                 Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (1) a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (2) any consent of the Borrower reasonably requested by the Administrative Agent in connection with such increase under Section 2.16(f).  The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

(f)                                   Amendments.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of the Term Facility pursuant to this Section 2.16, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the new Term Loans evidenced thereby as provided for in the last paragraph of Section 10.01.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  Each new Lender shall deliver such incremental commitment agreements and other documentation as the Borrower and the Administrative Agent shall reasonably request.

(e)                                  Section 7.02(d) of the Credit Agreement is hereby deleted and replaced with the following:

(d)                                 Indebtedness under the Senior Unsecured Note Documents and under additional senior unsecured notes (including additional senior unsecured notes under the Senior Unsecured Note Documents) and any refinancings, refundings, renewals or extensions thereof; provided that with respect to the issuance of any such additional senior unsecured notes (i) no Default or Event of Default has occurred and is continuing, (ii) after giving effect to the issuance of such Indebtedness the Borrower is in pro forma compliance with Section 7.11(a), and (iii) the maturity date of any such Indebtedness is not prior to September 23, 2018;

(f)                                   Section 7.02 of the Credit Agreement is hereby amended by deleting the word “and” at the conclusion of the Section 7.02(i), replacing the “.” at the conclusion of Section 7.02(j) with “; and” and adding a new Section 7.02(k) as follows:

(k)                                 other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

(g)                                  Section 7.03(g) of the Credit Agreement is hereby deleted and replaced with the following:

(g)                                  Acquisitions of any Equity Interests of, or assets that constitute a business unit or all or a substantial part of the business of, an Approved Alarm Dealer (in each case, a “Permitted Acquisition”) so long as at the time of such Permitted Acquisition and after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing, and (ii) the Borrower is in pro forma compliance with the covenants set forth in Section 7.11.

(h)                                 Section 7.11(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b)                                       Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Consolidated Senior Secured Leverage Ratio
Closing Date through June 30, 2015	3.25:1.00
September 30, 2015 and thereafter	3.00:1.00

4.                                      Agreement and Acknowledgement.  Subject to the terms and conditions set forth herein, and in the Credit Agreement, on the Effective Date, the Incremental Lender shall make incremental terms loans in the amount of the Incremental Lender’s Term Commitments set forth on Exhibit A.  Such Term Loans shall be provided pursuant to the funding mechanics set forth in Section 2.02(b) of the Credit Agreement and shall be deemed a Term Loan Borrowing of $145,000,000 being made on the Effective Date as Eurodollar Rate Loans selected by Borrower pursuant to Section 2.02(a) of the Credit Agreement.  The parties acknowledge and agree that the $145,000,000 incremental Term Loans made by the Incremental Lender shall be deemed Term Loans for all purposes of the Credit Agreement.

5.                                      Consent.  Notwithstanding the provisions of Section 2.04 of the Credit Agreement or any other provisions of the Loan Documents to the contrary, the Administrative Agent and the undersigned Lenders hereby consent to the Borrower’s prepayment on the Effective Date of the Term Loans made by any Lender on October 25, 2012 in connection with the Acquisition which are then held by such Lender.  For the avoidance of doubt, no prepayment premium under Section 2.04(a)(ii) of the Credit Agreement shall be payable in connection with such prepayment.

6.                                      Representations and Warranties of Borrower.  Borrower represents and warrants as of the date hereof that:

(a)                                 The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary corporate action and that this Amendment and the Credit Agreement (as amended hereby) constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b)                                 The representations and warranties of Borrower contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the date hereof in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except that the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively; and

(c)                                  No Default exists, or will result from the $145,000,000 incremental Term Loans made by the Incremental Lender on the Effective Date or the application of the proceeds thereof.

7.                                      Effective Date.  This Amendment shall become effective (the “Effective Date”) upon the execution and delivery hereof by Borrower, the Administrative Agent, the Required Lenders and the Incremental Lender, and satisfaction of the following additional conditions:

(a)                                 Each of the Guarantors and the Parent shall have executed and delivered to the Administrative Agent a Reaffirmation of Loan Documents in the form of Exhibit B hereto.

(b)                                 Borrower shall have delivered the certificates and other information as set forth in Section 2.16(e) of the Credit Agreement.

(c)                                  The Incremental Lender shall have received from the Borrower and its Subsidiaries a pro forma covenant model and projections giving effect to all elements of the Transaction to be effected on or before the Effective Date, in form reasonably satisfactory to the Incremental Lender.

(d)                                 The Incremental Lender shall have received certification as to the Solvency of the Borrower and the Guarantors taken as a whole (after giving effect to the Transaction and the incurrence of Indebtedness related thereto) from the Borrower, signed by its chief financial officer in form and substance satisfactory to the Administrative Agent.

(e)                                  The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be as described in the materials provided in connection with syndication of the Incremental Term Loans and otherwise satisfactory to the Incremental Lender.  The Acquisition shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.

(f)                                   The Administrative Agent shall have received a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender party hereto, in form and substance acceptable to the Administrative Agent.

(g)                                  Borrower shall have paid to the Administrative Agent all fees, costs and expenses payable to the Administrative Agent and Lenders pursuant to or in connection with this Amendment, it being agreed that the fees and expenses of counsel shall be paid promptly on a post-closing basis.

(h)                                 The Borrower shall have prepaid (or shall substantially contemporaneously prepay) the Term Loans made by any Lender on October 25, 2012 in connection with the Acquisition which are currently held by such Lender.

(i)                                     The Administrative Agent shall have received, in form and substance satisfactory to it, such additional certificates, documents and other information as the Administrative Agent shall reasonably require.

8.                                      Reference to and Effect Upon the Credit Agreement.

(a)                                 Except as specifically amended or waived above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

9.                                      Reservation of Rights.  Borrower acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent and the Incremental Lender of this Amendment, shall be deemed to create a course of dealing or otherwise obligate the Administrative Agent or any Lender to execute similar documents under the same or similar circumstances in the future.

10.                               Costs and Expenses.  Borrower hereby affirms its obligation under Section 10.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of counsel for the Administrative Agent with respect thereto.

11.                               Governing Law; etc.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.  This Amendment is subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement relating to submission to jurisdiction, venue, service of process and waiver of right to trial by jury, the provisions which are by this reference incorporated herein in full.

12.                               Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

13.                               Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.

14.                               Severability.  If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

EXHIBIT A

TERM COMMITMENTS

Lender	Term Commitment
Bank of America, N.A.	$145,000,000
Total	$145,000,000

EXHIBIT B

REAFFIRMATION OF LOAN DOCUMENTS

Each of the undersigned acknowledges receipt of a copy of that certain Amendment No. 1 to Credit Agreement and Consent dated as of the date hereof (the “Amendment”) relating to the Credit Agreement dated as of March 23, 2012 (the “Credit Agreement”) referred to therein, consents to the Amendment and each of the transactions referenced therein, hereby reaffirms its obligations under the Loan Documents to which it is a party and agrees that all references in any Loan Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by the Amendment.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement, as amended by the Amendment.

Dated as of November 7, 2012